EXHIBIT 10.3

RESTRICTED STOCK AWARD

Name:	Cogent Communications Holdings, Inc.
Grant Date: December 31, 2025	Second Amended and Restated 2017 Incentive Award Plan (the “Plan”)

1.            Grant: Effective as of the Grant Date specified above you have been granted 100,000 (One Hundred Thousand) Shares (the “Restricted Shares”) of Cogent Communications Holdings, Inc. (the “Company”) subject to the vesting requirement described below.

2.            Normal Vesting: You will become vested in 100% of the shares of Restricted Stock on January 1, 2029.

3.            Accelerated Vesting: Notwithstanding Section 2, you will become fully vested in all Restricted Shares upon: (a) the termination of your employment by reason of death or disability or (b) a Change of Control (even without termination of employment). Additionally, if your employment is terminated entitling you to severance under the terms of your employment agreement, then you will vest in the number of Time Vested Shares you would have vested in had you remained employed during the severance period, which is the number of months used to calculate severance under your employment agreement (e.g., 6 months or 12 months). Upon termination of employment other than as provided above you will forfeit any unvested Restricted Shares that have not vested.

4.            Nontransferable: The Restricted Shares or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Shares may be permitted for estate planning purposes with the prior written consent of the Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Agreement that the Restricted Shares had in your hands.

5.            Dividends/Voting: You will be entitled to vote the Restricted Shares. However, you will only be entitled to receive any dividends that are paid on the Restricted Shares once they are vested. Any dividends paid on unvested Restricted Shares shall be held by the Company, without interest thereon and paid to you at the time the Restricted Shares on which such dividends were paid vest.

6.            Certificates: The Company shall cause the Restricted Shares to be issued and a stock certificate or certificates representing the Restricted Shares to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the Restricted Shares vest. You agree to give to the Company a stock power for all unvested Restricted Shares. If issued, each such certificate will bear such legends as the Company may determine.

7.            No Other Rights: The grant of Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Shares or benefits in lieu of Restricted Shares in the future. Future awards of Restricted Shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Shares under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

8.            Miscellaneous: The Restricted Shares are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

9.            280G: Notwithstanding anything in this Agreement to the contrary, if the acceleration of vesting and any other payments to be made you (a “Payment”) would (i) constitute a “parachute payment” under Section 280G of the Code and (ii) but for this Section 9 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then either (A) such Payments shall be reduced to the maximum amount that could be paid to you without any portion of the Payment (after reduction) being subject to the Excise Tax, or (B) the entire Payment, shall be paid if after taking into account all applicable federal, state and local taxes and the Excise Tax would provide a more favorable net after tax benefit to you (i.e., because the after tax proceeds to you of the reduced Payments and other benefits under this Agreement would exceed the after tax proceeds to you of Payments in the absence of any reduction, taking into account the Excise Tax applicable to such Payments). If a reduction in a Payment is to be made under clause (ii)(A), then the reduction will be made as determined by the Company in a manner that results in your retaining the largest amounts of Payments which are payable in cash or equity at or as close to the event giving rise to the change in control as possible, such as by first reducing your rights to any Payments that are contingent upon the occurrence of later events (such as severance). Any determination of whether any portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G(b) of the Code, shall be made by a nationally recognized accounting firm selected by the Company, which may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 9.

Cogent Communications Holdings, Inc.

By:
Dave Schaeffer
CEO

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